Exhibit 99.1

WILTON, Conn., Aug. 16, 2010 -- Drinks Americas Holdings, Ltd. (OTCBB:DKAM), a leading developer and marketer of iconic beverage products, today reported financial results for the fiscal year ended April 30th, 2010.

Full Year Fiscal 2010

For fiscal 2010, the Company had net sales of approximately $890,000, a decrease of approximately $1,588,000 from net sales of $2,478,000 for fiscal 2009, as the Company managed through difficult economic conditions and the loss of its credit facility a year ago. Drinks Americas has focused on its core brands that have sold well in these recessionary times, Olifant Vodka and Old Whiskey River Bourbon, and has prepared the launch of Rheingold Beer. The Company has worked through its transition with its strategic venture with Mexcor International Wine and Spirits.

Selling, general and administrative expenses decreased 32% or approximately $1,846,000 to $3,874,000 in fiscal 2010 from $5,720,000 in fiscal 2009 due to cost containment, the impact of the Company's strategic venture with Mexcor, and a reduction of overhead expenses and brand promotions.

The Company was able to reduce its debt through year-end April 30, 2010 by a total of approximately $1,400,000 or 19% from $7,352,000 as of April 30, 2009 to $5,999,000 as of April 30, 2010 through a series of negotiations with suppliers and vendors reducing amounts owed, and by utilizing equity to negotiate the pay-down of payables.

The Company had a net loss of $5,616,745 for the fiscal year ended 2010, or ($0.04) per basic and diluted share, compared to a net loss of $5,041,745, or ($0.06) per basic and diluted share for the fiscal year ended 2009. Contributing to this loss was a one-time non-recurring inventory write-off of $797,000 due to glass and inventory write downs.

Fiscal 2010 Developments

•
The Company reduced its debt by 19%. Despite a volatile banking and business market, the Company was able to negotiate with suppliers an overall reduction of its debt through April 30, 2010 of approximately $1,400,000.

•	The Company reduced its selling, general and administrative expenses by 32% due to a focus on cost containment and the beginning of its strategic agreement with Mexcor International Wine and Spirits.

•	For the last six months of fiscal 2010, the Company reduced its selling, general and administrative expenses by $2,546,000 or 79% versus the first six months of fiscal year 2010.

•
For the first six months of fiscal 2010, selling, general and administrative expenses totaled approximately $3,210,000 and for the last six months of fiscal year, 2010 selling, general and administrative expenses totaled approximately $664,000.

•
The Company's strategic relationship with Mexcor has resulted in all Drinks Americas brands now being sold through Mexcor International Wine and Spirits. Sales have grown from 394 cases in the transition month of March to 2,400 cases in June and 5,200 cases in July.

•	From the commencement of the Mexcor strategic agreement through the first quarter 2011 there have been over 10,000 cases of Company products produced and sold through the new strategic arrangements.

Other Key Developments:

•	The Company is producing and will ship Rheingold Beer commencing within the next thirty days.

•	Distributors from metro New York, New Jersey, Connecticut, Pennsylvania and Michigan have placed orders for Rheingold.

•	The Company's Olifant and Old Whiskey River spirits brands continued expansion and are now being sold in the California Save Mart Chain.

•	Mexcor has grown to be selling an average of 350 cases per month of Old Whiskey River.

•	As of this date, Mexcor has sold over 2,000 cases of Damiana and continues to expand markets.

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Subsequent to April 30, 2010, Drinks has continued to reduce its debt by approximately $1,972,000 through settlements with suppliers and vendors and the issuance of preferred stock to its employees and directors in settlement of past due compensation and director fees.

•	The Company will receive its second quarterly royalty payment from Badass Beer.

•	Lion Brewery set August 23 as the Rheingold Beer first production run date for over 8,000 cases of existing orders.

About Drinks Americas

Drinks Americas develops, owns, markets, and nationally distributes alcoholic and non-alcoholic premium beverages associated with renowned icon celebrities, including Trump Super Premium Vodka and Willie Nelson's Old Whiskey River Bourbon. The Company also has a partnership with Universal Music's Interscope, Geffen, A&M Records to jointly develop and launch beverage products. Other products owned by Drinks Americas include Olifant Vodka, Aguila Tequila and Rheingold Beer. The Company has recently developed and assisted in the launch of Kid Rock's American Badass Beer selling in Michigan.

For further information, please visit our new website at www.drinksamericas.com.

Safe Harbor

Except for the historical information contained herein, the matters set forth in this release, including the description of the company and its product offerings, are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the historical volatility and low trading volume of our stock, the risk and uncertainties inherent in the early stages of growth companies, the company's need to raise substantial additional capital to proceed with its business, risks associated with competitors, and other risks detailed from time to time in the company's most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact:

Drinks Americas, Inc.
Charles Davidson
203-762-7000
CEOcast, Inc.
Dan Schustack
212-732-4300